FORM OF EXECUTIVE [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT
THIS [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between TVI, Inc. (the “Company”) and «NAME» (the “Executive”) as of «DATE» (the “Effective Date”).
[WHEREAS, the Company and the Executive entered into an [Amended and Restated Employment Agreement], effective as of «DATE» (the “Former Agreement”);]
WHEREAS, the Company and the Executive desire to [further] amend and restate the Former Agreement as set forth in this Agreement, which supersedes and replaces the Former Agreement in all respects as of the Effective Date and sets forth the terms of the Executive’s employment with the Company; and
WHEREAS, the Company desires to continue to employ the Executive as its «TITLE» and the Executive desires to serve in such capacity on behalf of the Company.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
1.Employment.
(a)Term. The term of this Agreement shall begin on the Effective Date and shall continue until the termination of the Executive’s employment in accordance with this Agreement. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.” Capitalized terms used but not defined herein shall have the meanings set forth on Annex A hereto.
(b)Duties. During the Term, the Executive shall serve as the «TITLE» of the Company and shall devote the Executive’s best efforts, full time, and attention to promote the business and affairs of the Company and its affiliated entities. The Executive shall report to the «MANAGER». The Executive shall perform all duties and accept all responsibilities as may be reasonably assigned to the Executive by the «MANAGER». The Executive’s principal place of employment will be at the Company’s offices located in «LOCATION». The Executive will be required to travel for business in the course of performing Executive’s duties for the Company.
2.Compensation and Benefits.
(a)During the Term, the Company shall pay the Executive a base salary (“Base Salary”) at the annual rate of $«SALARY», which shall be paid in installments in accordance with the Company’s normal payroll practices
(b)During the Term, the Executive shall be eligible for an annual bonus (an “Annual Bonus”). The target amount of the Executive’s Annual Bonus is «TARGET»% of the Executive’s annual Base Salary, subject to the terms of the «BONUS_PLAN» (the “Bonus Plan”) and contingent upon the Company achieving the applicable performance metrics determined by the Company from time to time. The target amount of the Executive’s Annual Bonus for any fiscal year during the Term shall be determined by the Company in its sole discretion.

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(c)The Executive will be eligible for four (4) weeks of vacation per, in accordance with the Company’s vacation policies as may be established from time to time.
(d)The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.
(e)The Executive shall be eligible to participate in the Company’s welfare and retirement plans and programs available to employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
3.Termination of Employment.
(a)The Executive’s employment may be terminated at any time (i) by the Company without Cause, (ii) by the Executive for Good Reason, (iii) by the Company for Cause, (iv) by the Executive without Good Reason, upon 30 days’ prior written notice to the Company, (v) as a result of the Executive’s Disability or (vi) as a result of the Executive’s death.
(b)In the event of a termination of the Executive’s employment for any reason, the Company shall pay any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”) (in the event of the Executive’s death, to the Executive’s executor, legal representative, administrator or designated beneficiary), regardless of whether the Executive executes or revokes the Release, and, except as otherwise set forth in this Section 3, all payments under this Agreement shall cease, except for any Accrued Obligations, and the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.
(c)Accrued Obligations shall not include, and the Executive shall have no right to receive, any Annual Bonus for the year in which the Executive’s employment is terminated, notwithstanding any contrary terms in the Bonus Plan; provided, however, that in the event of a termination of the Executive’s employment by the Company without Cause, by the Executive for Good Reason, or as a result of the Executive’s death or Disability, after the completion of a fiscal year but prior to the payment of the Annual Bonus pursuant to the Store Support Center Plan with respect to such fiscal year, the Executive shall be paid the Annual Bonus, if any, determined pursuant to the applicable Bonus Plan, for such completed fiscal year, which shall be paid no later than two and a half months following the end of such fiscal year. Effective as of the date of any termination of employment, the Executive will be deemed to have automatically resigned from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.
(d)[If the Executive’s employment is terminated because of the Executive’s death or Disability, then solely with respect to the options granted to the Executive prior to January 1, 2022, any Performance-Vesting Options (as defined in the applicable option agreement) thereunder (the “Prior Performance Options”), to the extent not yet vested, shall not terminate immediately but shall remain outstanding and eligible to become vested based on the applicable performance measures being achieved as if [____].
(e)Termination of Employment without Cause or for Good Reason. Upon termination of the Executive’s employment by the Company without Cause or resignation by the

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Executive for Good Reason, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
(1)the Company’s continued payment of the Executive’s Base Salary in accordance with the Company’s customary payroll practices (the “Severance Payments”) for the period (the “Severance Period”) beginning on the termination date and ending on the earlier to occur of (x) the «SEVERANCE» month anniversary of the termination date and (y) the first date that the Executive violates any covenant contained in Restrictive Covenants Annex attached hereto as Annex B, provided, that, any such Severance Payments shall commence on the first payroll period following the effective date of the Release, and the initial Severance Payment installment shall include a lump-sum payment of all amounts accrued under this Section 3(e) from the date of termination through the date of such initial Severance Payment, and provided, further, that if the consideration and revocation period relating to the Release spans two calendar years, any such Severance Payments shall commence on the first payroll period of the second calendar year (the date of such initial Severance Payment, the “Severance Payment Commencement Date”);
(2)the Company’s payment of an amount equal to the COBRA premiums that the Executive would pay (based upon the benefits elections in effect on the termination date) if the Executive elected continued health coverage under the Company’s health plan for the Executive and the Executive’s dependents for the twelve month period following the date of termination (the “COBRA Payments”), payable in substantially equal payments in accordance with the Company’s customary payroll practices, provided that the first of such payments shall commence on the Severance Payment Commencement Date and such first COBRA Payment shall include a lump-sum payment of all amounts accrued under this Section 3(e) from the date of termination;
(3)the Company’s payment of a pro-rated portion of the Annual Bonus for the fiscal year in which the Executive's termination date occurs, equal to the product of (i) the Annual Bonus for such fiscal year determined based solely on the actual level of achievement of the applicable performance goals for such year, multiplied by (ii) a fraction, the numerator of which is the number of days during such fiscal year ending on the termination date, and the denominator of which is 365, and payable if and when annual bonuses are paid to other senior executives of the Company with respect to such year, and no later than two and a half months following the end of such fiscal year;
(4)the Company’s provision of up to $10,000 of outplacement services; and
(5)treatment of any outstanding equity awards that the Executive holds at the termination date in accordance with the terms of the applicable grant agreement; [provided that notwithstanding the terms of the applicable grant agreement, any Prior Performance Options, to the extent not yet vested, shall not terminate immediately but shall remain outstanding and eligible to become vested based on the applicable performance measures being achieved as if the Executive had remained actively employed until [____], at which time any vested Prior Performance Options will remain exercisable for an additional 90 days before expiring, and any remaining unvested Prior Performance Options will be immediately cancelled.]
4.Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. The Severance Payments and the COBRA Payments under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent

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applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, to the extent such reimbursements and/or in-kind benefits are provided in connection with a termination of the Executive’s employment, such reimbursements and/or in-kind benefits shall be provided in accordance with Treasury Regulation Section 1.409-1(b)(9)(v).
5.Restrictive Covenants. The Executives agrees that the Executive is bound by the obligations set forth in the Restrictive Covenants Annex attached hereto as Annex B, which is incorporated herein.
6.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under the Restrictive Covenants Agreement) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
7.No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
8.Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this

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Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
(c)All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
(d)Notwithstanding the foregoing, if the Company is described in Section 280G(b)(5)(A)(ii)(I) of the Code, the Company shall use its reasonable efforts to obtain (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations) the approval by such number of shareholders of the Company (or other applicable equity holders of an affiliate of the Company) as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to the payments that would be reduced or eliminated by operation of this Section if such shareholder approval was not obtained.
9.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received): (a) if to the Company, to its principal offices in Bellevue, WA, with attention to General Counsel, and (b) if to the Executive, to the most recent address on file with the Company.
10.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

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11.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
12.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under the Restrictive Covenants Annex, will continue to apply in favor of the successor.
13.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable claw back or recoupment policies, share trading policies, and other policies that may be implemented by the Board of Directors of Savers Value Village, Inc. (the “Board”) from time to time with respect to officers of the Company.
14.Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy.
15.Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company[, including the Former Agreement]. This Agreement may be changed only by a written document signed by the Executive and the Company.
16.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.
17.Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington

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without regard to rules governing conflicts of law. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the Western District of Washington, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Washington, (b) consents to the exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
18.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.
19.(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
                TVI, INC.

                Name: Mark Walsh
                Title: CEO
                Date: «SIGNATURE_DATE»

                EXECUTIVE

                Name: «NAME»
                Date: «SIGNATURE_DATE»

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ANNEX A

DEFINITIONS

20.For purposes of the Employment Agreement, the following terms shall have the following meanings:
(a)“Cause” shall mean (i) the Executive’s repeated failures to attempt in good faith to perform the Executive’s duties in a manner reasonably consistent with the criteria established by the Company and communicated to the Executive; (ii) intentional conduct on the part of the Executive that constitutes a material breach of any statutory, contractual, or common law duty of loyalty or care owed to the Company, or other conduct on the part of the Executive that demonstrates dishonesty or deceit in the Executive’s dealings with the Company; (iii) material misconduct by the Executive, including without limitation, the material violation of any written agreement (including the Restrictive Covenants Annex and the Savers Code of Business Conduct and Ethics) or any material written policy of the Company; or (iv) the Executive’s indictment for, commission of, conviction by a court of competent jurisdiction of, or the Executive’s plea of guilty or nolo contendere to, any felony or crime involving moral turpitude while employed by the Company. If the Company terminates the Executive for Cause, the Company shall provide written notice to the Executive, which notice shall provide a reasonable opportunity (which shall not exceed 30 days) for the Executive to correct the Executive’s conduct described in clauses (i), (ii) or (iii) of the foregoing definition of “Cause,” if applicable, to the extent the conduct in question can, in the determination of the Board in its sole discretion, be corrected.
(b)“Disability” shall mean when, and only when, the Executive suffers a physical or mental disability or infirmity that renders him or her unable to perform the essential functions of his or her job duties with or without reasonable accommodation for a continuous period of six (6) months or more.
(c)“Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability: (i) a material diminution by the Company of the Executive’s authority, duties or responsibilities; (ii) material change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed by more than 50 miles); (iii) a material diminution in the Executive’s Base Salary; or (iv) any action or inaction that constitutes a material breach by the Company of this Agreement. The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.
(d)“Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in a form substantially similar to that attached hereto as Exhibit A, subject to such legally required or advisable changes as the Company may require in its discretion.
A-1

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21.
ANNEX B

RESTRICTIVE COVENANTS ANNEX

1.Restrictive Covenants. In consideration for and as a condition to the Company entering into the Agreement with the Executive, the Executive continues to agree to be bound by the restrictive covenants set forth in this Restrictive Covenants Annex. The provisions of this Restrictive Covenants Annex shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the State of Washington without regard to rules governing conflicts of law.
1.Non-competition. The Executive hereby covenants and agrees, for the benefit of Company that, for the Restricted Period (as defined below), the Executive will not, directly or indirectly, engage in, whether as principal, agent, officer, director, investor, consultant, stockholder, lender, partner, member, owner, sponsor, or otherwise, alone or in association with any other Person (except for ownership of no more than three percent (3%) of any class of publicly traded securities), carry on, manage, operate, finance, sponsor, develop, or become engaged or concerned in, or otherwise take part in, a business, anywhere in the United States, or any U.S. state, or Canada, or any Canadian province, (the “Territory”) consisting of the sale of reused goods whether purchased or donated and whether through stores or online (collectively, referred to as the “Business”). The “Restricted Period,” solely for purposes of this Section 2, is the period of time in which the Executive is an employee of the Company and a period of eighteen (18) months after the termination of Executive’s employment. Notwithstanding the foregoing, if Executive’s termination is the result of a layoff, as determined by the Company, solely for purposes of this Section 2, the Restricted Period following the Executive’s termination of employment shall be the shorter of (a) the eighteen (18) month period following the termination of the Executive’s employment or (b) a period equal to the Severance Period plus the Additional Period, where the “Additional Period” is equal to a number of months determined by dividing (i) the sum of (A) the compensation earned through the Executive’s subsequent employment, if any, earned during the eighteen (18) month period following the termination of the Executive’s employment with the Company and (B) the COBRA Payments, if any, by (ii) the Executive’s monthly Base Salary under the Employment Agreement as of the Executive’s termination of employment. If any portion of the restricted geographic area in any state or province shall be adjudicated in such state or province to be invalid or unenforceable as so identified, such identification shall be deemed amended to properly reflect the largest aggregate geographic area in such state or province which would be valid and enforceable under the laws of such state or province; provided, however, that such invalidity or unenforceability shall apply only with respect to part or all of the restricted geographic area in the particular state or province in which such adjudication is made. The Executive recognizes that the territorial and time limitations set forth in this Section 2 are reasonable, not burdensome and are properly required by law for the adequate protection of the Company’s business and goodwill.
2.Confidentiality. The Executive recognizes that the services to be performed by him or her are special, unique and extraordinary in that, by reason of his or her past, present and future employment with the Company, he or she may acquire or has acquired Confidential Information and trade secrets concerning the operations of the Company, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with the Company that he or she will not at any time, except in performance of Executive’s obligations to the Company or with the prior written consent of the Board, directly or indirectly, disclose any secret or Confidential Information that he or she may

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learn or has learned by reason of his or her association with the Company, or any predecessors to its business, or use any such information to the detriment of the Company. The term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by the Company’s management with respect to the Company’s business plans, prospects and opportunities, the identity of and information concerning clients, non-profit partners, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. “Confidential Information” does not include information in the public domain, so long as such information did not become part of the public domain through the actions of Executive. Executive understands and agrees that the rights and obligations set forth in this Section 3 are perpetual and, in any case, shall extend beyond Executive’s employment.
3.Non-solicitation.
(a)The Executive agrees that during the period of time in which the Executive is an employee of the Company and a period of two (2) years after such termination, the Executive shall not, either directly or indirectly, solicit or recruit any of Company’s employees, consultants, contractors, agents or representatives to leave their employment or engagement with Company, or attempt to solicit or recruit employees, consultants, contractors, agents or representatives of Company, either on behalf of the Executive or for any other Person, to leave their employment or engagement with Company.
(b)The Executive agrees that during the period of time in which the Executive is an employee of the Company and a period of two (2) years after such termination, the Executive shall not, either directly or indirectly, induce or solicit any non-profit organization that has supplied goods to the Company (or allowed the Company to accept goods on its behalf) in the previous three years to either (i) reduce or modify such organization’s relationship with the Company, or (ii) to enter into any relationship whereby such organization would supply goods, or allow acceptance of goods on its behalf, by any Person engaged in the Business.
4.Protection of Trade Secrets. The Executive hereby acknowledges that he or she has, by means of his or her ownership interest in the Company, or through employment with the Company or through any other similar means, access to the Company’s trade secret, confidential and proprietary information, including information relating to the operations of the Company and its customers (“Trade Secrets”) which information the Executive understands the Company spends and has spent considerable time, expense and effort to develop and keep confidential. In order to protect such Trade Secrets and customer goodwill, the Executive hereby agrees that during the period of time in which the Executive is an employee of the Company and a period of two (2) years after such termination, the Executive will not, either on the Executive’s behalf or on behalf of any other Person, (a) call on, solicit, induce or attempt to induce any recycler or other corporate customer, vendor, trade related business relation of or other persons under contract or otherwise doing business with the Company (whether past, present or prospective) to cease doing business, reduce or alter any business with the Company, or (b) in any way interfere with the relationship between any such corporate customer, vendor, trade related business relation or other Person under contract with or doing business with the Company and the Company.
5.Nondisparagement. The Executive shall not make or publish any untruthful statement (orally or in writing) that intentionally libels, slanders, disparages or otherwise defaces the goodwill or reputation (whether or not such disparagement legally constitutes libel or slander) of the Company. The foregoing provisions of this Section 6 shall not apply to truthful testimony in a judicial or administrative proceeding.

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2.Code of Business Conduct and Ethics. Furthermore, in consideration for and as a condition to the Company entering into the Agreement with the Executive, the Executive hereby agrees to be bound by the terms and conditions of the Savers Code of Business Conduct and Ethics, as in effect from time to time, which is incorporated herein by reference.
3.Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Chief Executive Officer of the Company and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally.
4.Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, proprietary or confidential information, or Work Product.
5.Reports to Government Entities. Nothing in the Agreement, including this Restrictive Covenants Annex, shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
6.Legal and Equitable Remedies. Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its affiliates, and because any breach by the Executive of any of the restrictive covenants contained in or referenced in this Restrictive Covenants Annex would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce this Restrictive Covenants Annex and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in or referenced in this Restrictive Covenants Annex. The

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Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of this Restrictive Covenants Annex are unreasonable or otherwise unenforceable.
7.Notwithstanding anything in the Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under this Restrictive Covenants Annex, the Company shall be obligated to provide only the Accrued Obligations, and all other payments under Section 2 or Section 3 of the Agreement, as applicable, shall cease. In such event, the Company may require that the Executive repay all amounts theretofore paid to the Executive pursuant to Section 3 of the Agreement (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

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EXHIBIT A

SEVERANCE AGREEMENT AND GENERAL
RELEASE OF CLAIMS

By and Between

TVI, Inc.

And

[NAME]

This Severance Agreement and General Release of Claims (the “Agreement”) is voluntarily entered into as of the date of the latest signature below (the “Effective Date”) by [NAME] (the “Executive”) and TVI, Inc. (“Savers” or the “Company”) to set forth the terms and conditions of the Executive’s departure from employment. In consideration of the mutual promises and undertakings in this Agreement, the parties agree as follows:

Separation Date: The parties acknowledge and agree that the Executive’s employment with Savers ended on [DATE] (the “Separation Date”). Savers agrees to pay the Accrued Obligations as defined in the Executive’s employment agreement with the Company, dated as of [DATE] (the “Employment Agreement”).

A.In accordance with Section 3 of the Employment Agreement, Savers agrees to provide the Executive with the benefits set forth in Section 3 of the Employment Agreement, as follows, which the Executive agrees will be in complete satisfaction of all obligations of the Company or amounts owed by the Company to the Executive under the Employment Agreement or otherwise:

1.Should the Executive accept and sign this Agreement, the Executive will receive payment in the amount of [AMOUNT] (the “Severance Payment”) (less applicable federal, state and local withholding taxes as required by law), subject to the requirements set forth below. The Severance Payment is equal to [NUMBER] of months of the Executive’s Base Salary and will be paid in accordance with Section 3(e) of the Employment Agreement.

2.Should the Executive accept and sign this Agreement, the Executive will receive payment in the amount of [AMOUNT] (the “COBRA Payment” and, together with the Severance Payment, the “Severance Benefits”) (less applicable federal, state and local withholding taxes as required by law), subject to the requirements set forth below. The COBRA Payment is equal to the COBRA premiums that the Executive would pay if the Executive elected continued health coverage under the Company’s health plan for the Executive and the Executive’s dependents for the [NUMBER]-month period following the termination date, based on the COBRA rates in effect at the termination date, and will be paid in accordance with Section 3(e) of the Employment Agreement.

3.Any outstanding equity awards that the Executive holds at the Separation Date shall be governed by the terms of the applicable grant agreement.

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4.Savers will not protest the Executive’s unemployment claim, if such a claim is filed. It is understood by the Executive that the state in which you are employed, not Savers, will ultimately determine the Executive’s eligibility.

5.Savers agrees that Officers and Directors of the company shall not make any disparaging comments about the Executive, the Executive’s employment or departure from Savers. The Executive shall not make or publish any disparaging comment about the Company or its employees, owners or investors, except as permitted Section C.4 below.

6.Savers will provide up to $10,000 of outplacement services.

A.The Executive acknowledges and agrees that the Executive is bound by the restrictive covenants set forth in or referenced in the Restrictive Covenants Annex to the Employment Agreement.

B.Release of Claims

1.In consideration for the Severance Benefits, the Executive knowingly and voluntarily releases and forever discharges Savers, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout this agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted which the Executive has or may have against Releasees as of the date of execution of this agreement, including, but not limited to any alleged violation of: The Older Worker’s Benefit Protection Act, Family and Medical Leave Act of 1993, Americans with Disabilities Act, 1990, as amended, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Section 503 the Rehabilitation Act of 1973, the Pregnancy Discrimination Act, the Vietnam Era Veterans’ Readjustment Assistance Act, 42 U.S.C. §§ 1981 and 1983, the Equal Pay Act of 1963, Lilly Ledbetter Fair Pay Act of 2009, the Age Discrimination in Employment Act of 1967, the National Labor Relations Act, Civil Rights Act of 1964, as amended, Civil Rights Act of 1991, as amended, the Washington Equal Opportunity Pay Act, the Washington Paid Sick Leave Law, the Washington Family Leave Act, the Washington Law Against Discrimination, Title 49, Chapter 49.60, the Washington Minimum Wage and Hour Act, the Veteran’s Employment and Reemployment Act, RCW 73.16, Seattle Fair Employment Practices Ordinance, the Minnesota Human Rights Act, all other municipal, state, and federal statues or regulations, all of the above laws as may have been amended, any public policy, contract, tort, or common law, or any claims for costs, fees, or other expenses including attorneys’ fees incurred in those matters.

2.The Executive is not waiving any rights the Executive may have to: (a) the Executive’s own vested accrued employee benefits under Savers’ health, welfare, or retirement benefit plans as of the separation date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) any rights the Executive may have to any bounty that may be recoverable as a result of participating in the Securities and Exchange Commission’s or other federal whistleblower program; (d) pursue claims which by law cannot be waived by signing this agreement; (e) enforce this agreement; and/or (f) challenge the validity of this agreement. Further, nothing in this Agreement prohibits or prevents the Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination
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laws. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies.   In addition, nothing in this agreement, including but not  limited to the release of claims nor the confidentiality clauses, prohibits the Executive from: (x) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (y) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (z) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this agreement prohibits or prevents the Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

3.Except as described in Section C.4 below, the Executive represents and agrees that the Executive will keep the terms and amounts of this Severance Agreement completely confidential, and that the Executive will not hereafter disclose any information concerning this Severance Agreement to anyone, except the Executive’s spouse, tax advisor, and/or attorneys with whom the Executive chooses to consult regarding the Executive’s consideration of this Agreement and/or to any federal, state, or local government. In the event the Executive violates this provision, the Company may require that the Executive repay all amounts theretofore paid to the Executive pursuant to Section A hereof, if any, and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company, other than five hundred dollars and no cents ($500.00) of such amounts, and the Executive further agrees that the five hundred dollars ($500.00) identified in this Agreement is adequate consideration in support of this Agreement.

4.Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the United States Congress, any agency Inspector General or any other federal, state or local regulatory authority (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

C.The Executive acknowledges and agrees that this Agreement waives and releases any entitlement the Executive may have to apply for or seek future employment with the Company or the Releasees. Accordingly, the Executive agrees that the Executive will not apply for or seek future employment with the Company or the Releasees.
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D.The Executive agrees that: (1) the Executive has received all entitlements due from the Company relating to the Executive’s employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which the Executive was eligible and entitled, and that no other entitlements are due to the Executive other than as set forth in this Agreement; and (2) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by the Executive for a loan or advance paid to the Executive by the Company during the Executive’s employment, when allowable by the loan agreement and applicable law.

E.The Executive hereby agrees, promises and covenants that during the Executive’s employment with the Company: (1) the Executive did not violate any federal, state, or local law, statute, or regulation while acting within the scope of the Executive’s employment with the Company; and (2) the Executive did not violate the Company’s Code of Business Conduct and Ethics while acting within the scope of the Executive’s employment with the Company (collectively, “Violations”). The Executive acknowledges and understands that if the Company should discover any such Violation(s) after the Executive’s execution of this Agreement and/or the Executive’s separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to the Executive hereunder will become immediately null and void. The Executive further represents that the Executive is not aware of any Violation(s) committed by a Company employee, supplier, or customer acting within scope of his/her/its employment or business with the Company that have not be previously reported to the Company.

F.To the extent the Company deems necessary, the Executive agrees that the Executive will assist the Company with the transition of the Executive’s responsibilities. The Executive agrees that upon the Company’s reasonable notice to the Executive, the Executive shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters the Executive has knowledge about or has been involved with during the Executive’s employment with the Company. In the event that such cooperation is required, the Executive will be reimbursed for reasonable expenses incurred in connection therewith.

G.The Executive understands and acknowledges that this is a legally binding document under which the Executive is giving up certain rights, and the Executive freely, voluntarily and knowingly entered into this Agreement after due consideration. The Executive has been advised to consult with an attorney prior to signing this document. The Executive has obtained independent legal advice from an attorney of the Executive’s own choice with respect to this Agreement, or has knowingly and voluntarily chosen not to do so and has been given at least twenty-one (21) calendar days within which to consider this agreement. the Executive agrees that any modifications, material or otherwise, made to this agreement does not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period.

H.Employees not resident in Minnesota: The Executive may revoke this agreement for a period of seven (7) calendar days following the day the Executive signs this agreement. Any revocation within this period must be submitted, in writing to [NAME, ADDRESS], and state “I hereby revoke my acceptance of our agreement and general release.” The revocation must be delivered
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to [NAME] or the Company’s designee within seven (7) calendar days after the Executive signs this agreement.

Employees resident in Minnesota: The Executive may revoke this agreement for a period of fifteen (15) calendar days following the day the Executive signs this agreement. Any revocation within this period must be submitted, in writing to [NAME, ADDRESS], and state “I hereby revoke my acceptance of our agreement and general release.” To be effective, this revocation must either be (a) hand-delivered to the Company’s representative listed above within fifteen (15) calendar days of signing; or (b) sent by certified mail return receipt requested to the Company's representative with a postmark within fifteen (15) calendar days of signing.

I.Note that, if this Agreement is revoked, however, you will not be entitled to any of the separation pay or benefits described in Section A above. If the Company’s representative does not receive your written statement of revocation by the end of the revocation period, this Agreement will become legally enforceable and you may not thereafter revoke this Agreement.

J.If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then that provision shall be severed, and all other provisions shall be enforced to the fullest extent permitted by law. This Agreement may be executed in counterparts.

K.This Agreement is made pursuant to and should be construed as enforced in accordance with the laws of the State of Washington without giving effect to otherwise applicable principles of conflict of laws, to the extent not superseded by federal law. Venue shall be in the United States District Court for the Western District of Washington, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Washington. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation.

L.Neither party admits to any wrongdoing or violation of law by offering or entering into this Severance Agreement. Instead, it is offered and accepted as an amicable resolution of all past, present, and future employment and severance matters between the parties. The Executive understands and acknowledges that this is a legally binding document under which the Executive is giving up certain rights. The Executive is hereby advised to review this matter with an attorney prior to signing this document. This agreement replaces all other written or oral agreements.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND VOLUNTARILY SIGNS AND ENTERS INTO IT, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THE EXECUTIVE HAS OR MIGHT HAVE AGAINST THE COMPANY EXISTING AS OF THE DATE THIS AGREEMENT IS SIGNED.

Delivered to the Executive on _______, [YEAR]:

[NAME]:

By: _______________________________________    Date: _______________

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TVI, INC.:

By: ______________________________________    Date: _______________

[NAME]

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